A special meeting of the fund's shareholders was held on April 16, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	7,301,245,402.99	95.180
Withheld	369,727,258.69	4.820
TOTAL	7,670,972,661.68	100.000
Dennis J. Dirks
Affirmative	7,315,162,274.23	95.362
Withheld	355,810,387.45	4.638
TOTAL	7,670,972,661.68	100.000
Edward C. Johnson 3d
Affirmative	7,279,566,042.90	94.898
Withheld	391,406,618.78	5.102
TOTAL	7,670,972,661.68	100.000
Alan J. Lacy
Affirmative	7,308,976,735.47	95.281
Withheld	361,995,926.21	4.719
TOTAL	7,670,972,661.68	100.000
Ned C. Lautenbach
Affirmative	7,311,645,783.73	95.316
Withheld	359,326,877.95	4.684
TOTAL	7,670,972,661.68	100.000
Joseph Mauriello
Affirmative	7,299,247,385.40	95.154
Withheld	371,725,276.28	4.846
TOTAL	7,670,972,661.68	100.000
Cornelia M. Small
Affirmative	7,304,074,583.68	95.217
Withheld	366,898,078.00	4.783
TOTAL	7,670,972,661.68	100.000
William S. Stavropoulos
Affirmative	7,288,328,101.58	95.012
Withheld	382,644,560.10	4.988
TOTAL	7,670,972,661.68	100.000
David M. Thomas
Affirmative	7,310,154,938.14	95.296
Withheld	360,817,723.54	4.704
TOTAL	7,670,972,661.68	100.000
Michael E. Wiley
Affirmative	7,291,195,796.49	95.049
Withheld	379,776,865.19	4.951
TOTAL	7,670,972,661.68	100.000
PROPOSAL 2
To amend the Declaration of Trust of Fidelity Destiny Portfolios to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	5,886,523,798.95	76.738
Against	1,431,969,592.63	18.667
Abstain	340,360,558.94	4.437
Broker Non-Votes	12,118,711.16	0.158
TOTAL	7,670,972,661.68	100.000

A Denotes trust-wide proposal and voting results.